FIRST AMENDMENT TO SERVICES AGREEMENT

This First Amendment to the Services Agreement (the “Amendment”) to that certain November 17, 2023 Services Agreement (the “Agreement”) by and between Bridger Aerospace Group Holdings, Inc. (“Bridger”) and Bridger Aerospace Europe, S.L.U. (the “Owner”), is dated as of January 18, 2024. Capitalized terms not defined herein shall have the same meaning as set forth in the Agreement.

WHEREAS, Bridger and the Owner entered into the Agreement to address, among other things, terms and conditions as to the retrofit, operation, maintenance, lease, purchase, and exclusivity obligations as to all of the Aircraft, in addition to certain other terms and conditions.

WHEREAS, the Parties now desire to enter into this Amendment to amend and revise Section 5.2 of the Agreement to reflect the Parties’ original intent.

NOW THEREFORE, the Parties hereby agree as follows:

1.Section 5.2 of the Agreement is hereby amended and restated in its entirety as follows:

“5.2 Application of Proceeds. Subject to the terms of the Loan Agreement and the Indenture, Bridger shall apply or cause to be applied (i) after Bridger and/or any of its subsidiaries has received $1,800,000 of net cash proceeds from the issuance of any equity securities (or securities convertible into or exchangeable for equity securities) of Bridger or any of its subsidiaries, 75% of the net cash proceeds of the issuance of any equity securities (or securities convertible into or exchangeable for equity securities) of Bridger or any of its subsidiaries; (ii) the net cash proceeds of the sale, disposition, transfer or other disposal of any equity interests, assets or properties (whether by merger, purchase, sale, consolidation, exchange or otherwise) of Bridger or any of its subsidiaries, other than in the ordinary course (provided, that, the Parties acknowledge and agree that for purposes hereof, ordinary course shall not include any transaction involving Super Scooper aircraft or engines); (iii) the net cash proceeds of the incurrence of any indebtedness for borrowed money by Bridger or any of its subsidiaries in excess of $5 million on a cumulative basis over the life of this Agreement (not, for the avoidance of doubt, in excess of $5 million per incurrence), other than in respect of refinancing indebtedness for borrowed money by Bridger or any of its subsidiaries that is outstanding on the date hereof; and (iv) the net cash proceeds of any sale, sale-leaseback, or other extraordinary or fundamental corporate transaction pursuant to which Bridger or any of its subsidiaries receives cash proceeds, in each case, to the extent received by Bridger or any of its subsidiaries, towards the purchase of the Aircraft subject to the terms of this Agreement, in particular as described in Section 3 hereof, and/or other payment obligations hereunder.”
2.The terms and provisions of Section 8.5 of the Agreement are incorporated herein by reference to the same extent as if expressly set forth herein. Except as specifically amended hereby, all other terms of the Agreement shall remain unchanged and in full force and effect. From and after the date hereof, any reference to “this Agreement”, “hereof”, “herein”, “hereunder” and

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words or expressions of similar import in the Agreement shall be deemed a reference to the Agreement as amended hereby.
[Signature Pages Follow]

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IN WITNESS WHEREOF, the Owner and Bridger have executed this Amendment to be effective as of the day and year first above written.

BRIDGER:
Bridger Aerospace Group Holdings, Inc.

By: /s/ James Muchmore
Name: James Muchmore
Title: Chief Legal Officer and Executive Vice President

OWNER:
Bridger Aerospace Europe S.L.U.

By: /s/ Craig H. Thaler
Name: Craig H. Thaler Title: Director

[Amendment No. 1 to Services Agreement]